Exhibit 99.1

Contact:	John D. Liu,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $1.25

•	Record advisory revenues, total revenues and net income for the nine-months year-to-date; total revenues up 39% over prior year
•	Nine-month advisory revenues, total revenues and net income all exceed the prior full year records
•	Quarterly advisory revenues, total revenues and net income all the second best in the Firm’s history
•	Advisory revenues up 145% for the quarter and 86% for the year-to-date
•	Repurchased 871,817 shares during the quarter
•	Scott L. Bok and Simon A. Borrows appointed Co-Chief Executive Officers; Robert F. Greenhill to remain Chairman and continue his advisory role with clients

NEW YORK, October 25, 2007 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $119.4 million and net income of $35.3 million for the quarter ended September 30, 2007. Diluted earnings per share were $1.25 per share for the quarter.

The Firm’s third quarter revenues compare with revenues of $57.6 million for the third quarter of 2006, which represents an increase of $61.8 million or 107%. On a year-to-date basis, revenues through September 30, 2007 were $303.5 million, compared to $217.9 million for the comparable period in 2006, representing an increase of $85.5 million or 39%.

The Firm’s third quarter net income and diluted earnings per share in 2007 compare with net income of $14.2 million and diluted earnings per share of $0.48 in the third quarter of 2006, which represents increases of 149% and 160%, respectively. On a year-to-date basis, net income was $86.8 million through September 30, 2007, compared to net income of $55.7 million for the comparable period in 2006, which represents an increase of 56%. Diluted earnings per share for the nine months ended September 30, 2007 were $3.00, which compares to $1.87 for the same period in the period in 2006, representing an increase of $1.13 per share or 60%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.

“We are pleased to report another quarter of outstanding results, as well as to note that we have already exceeded the record full year results we achieved last year. These results echo those of the 2001- 2003 period, when we were significantly less impacted by a difficult market than were the large, diversified securities firms with which we often compete. Our advisory revenue growth in particular has continued to be very strong, and the number of major new clients of the Firm has continued to grow, which is a direct result of our growing brand name, the success of our managing director recruiting strategy and the increasing demand by clients for independent, unconflicted advice on important transactions,” Robert F. Greenhill, Chairman, said.

Management Changes

Robert F. Greenhill announced the appointment of Scott L. Bok and Simon A. Borrows, previously Co-Presidents of the Firm, as Co-Chief Executive Officers. Mr. Greenhill will remain as Chairman.

“We have been in business almost twelve years. I believe now is an appropriate time to pass the CEO role to Scott and Simon, who have been with me for a decade and who have served as Co-Presidents for nearly four years. Our Firm has developed significant scale and breadth. Today we have 41 Managing Directors and Senior Advisors specializing in a growing number of industries, regions and funds. We have an M&A and Restructuring advisory business that is well balanced between North America, Europe and increasingly other regions. We have three merchant banking funds actively investing capital. We have a management team that has proven itself in a wide variety of market environments including more than three years as a public company,” Mr. Greenhill said.

“My primary interest has been and will continue to be working with client Chief Executives and Boards to address their strategic challenges. As Chairman I will continue playing that role as well as providing leadership to the Firm and strategic advice to my colleagues,” Mr. Greenhill added.

“We are particularly pleased that Bob will remain active both in a leadership and a client advisory role. The three of us have worked closely together in managing the Firm and many of its key client relationships for many years, and we intend to continue that partnership approach going forward,” Messrs. Bok and Borrows commented.

Revenues

Revenues By Source

The following provides a breakdown of total revenues by source for the three month and nine month periods ended September 2007 and 2006, respectively:

	Three Months Ended
	September 30, 2007		September 30, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$116.5	98%	$47.6	83%
Merchant Banking Fund Management & Other	2.9	2%	10.0	17%
Total Revenues	$119.4	100%	$57.6	100%

	Nine Months Ended
	September 30, 2007		September 30, 2006
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial Advisory	$279.7	92%	$150.7	69%
Merchant Banking Fund Management & Other	23.7	8%	67.2	31%
Total Revenues	$303.4	100%	$217.9	100%

Financial Advisory Revenues

Financial advisory revenues were $116.5 million in the third quarter of 2007 compared to $47.6 million in the third quarter of 2006, which represents an increase of 145%. For the nine months ended September 30, 2007, financial advisory revenues were $279.7 million compared to $150.7 million for the comparable period in 2006, representing an increase of 86%.

Completed assignments in the third quarter of 2007 included:

•	The divestiture by Aton Capital Group of its institutional business to Bank Austria Creditanstalt, part of the UniCredit Group;
•	The acquisition by CABB GmbH of SF-Chem AG;
•	The sale of Central Lewmar LLC to International Paper Company;
•	The sale of Crescent Real Estate Equities Company to Morgan Stanley Real Estate;
•	The divestiture by Deutz AG of its Power Systems division to 3i Group plc;
•	The sale of EMI Group plc to Maltby Limited;
•	The acquisition by Incisive Media Ltd. of ALM Media Group Holdings, Inc.;

•	The acquisition by Informa plc of Datamonitor plc;
•	The sale of Maher Terminals Inc. to RREEF Infrastructure;
•	The acquisition by SFR SA of Tele2 AB’s French fixed telephony and broadband business;
•	The divestiture by Slough Estates plc of Slough Estates USA to Health Care Property Investors;
•	The acquisition by SSAB Svenskt Stål AB of IPSCO Inc.; and
•	The acquisition by Tesco plc of Dobbies Garden Centres plc.

“Our momentum remains strong. Transaction announcements in recent months for clients in Belgium, Canada, India, Japan, Russia and Sweden, in addition to many others in markets we have served longer, demonstrate the increasing strength of the Greenhill brand name in markets around the world,” Scott L. Bok and Simon A. Borrows, Co-Chief Executive Officers, said.

“Historically, we have focused on serving major corporations worldwide, with only modest revenue from private equity or hedge funds. The level of strategic dialogue between major corporations in relation to industry consolidation remains high, and we believe transaction activity generally has shifted at least for a time toward these corporate buyers of assets and away from private equity buyers of assets. We believe recent difficulties in the credit markets have served to remind major corporations of the need for an independent financial advisor that is unconflicted by any other principal investing or financing roles,” Messrs. Bok and Borrows added.

Merchant Banking Fund Management & Other

The following table sets forth additional information relating to our merchant banking fund management and other income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in millions, unaudited)
Management fees	$4.6	$4.1	$12.7	$11.2
Net realized and unrealized gains on investments in merchant banking	(2.3)	2.8	3.3	22.1
Merchant banking profit overrides	(0.9)	2.2	1.6	31.5
Other realized and unrealized investment income	0.4	0.1	2.2	0.2
Interest income	1.1	0.8	3.9	2.2
Merchant banking fund management & other revenues	$2.9	$10.0	$23.7	$67.2

The Firm earned $2.9 million in merchant banking fund management & other revenues in the third quarter of 2007 compared to $10.0 million in the third quarter of 2006, representing a decrease of 71%. These decreases are primarily due to a slight decrease in the fair market value of the Greenhill Capital Partners (“GCP”) portfolio, offset by partially higher management fees resulting from greater assets under management.

During the third quarter of 2007, GCP completed a registered secondary offering of approximately 50% of its shareholdings in Heartland Payment Systems (NYSE: HPY) for net proceeds of $64.5 million. In total, GCP (and the Firm) earned revenue related to 6 portfolio companies and recognized losses related to 7 portfolio companies in the third quarter of 2007.

In terms of new investment activity during the third quarter of 2007, GCP invested an additional $1.9 million (10% of which was Firm capital) consisting of a follow-on investment in an existing GCP portfolio company, as compared to $74.0 million (10% of which was Firm capital) invested in the same period of 2006. Additionally, during the third quarter of 2007, Greenhill Capital Partners Europe (“GCPE”) made an investment of approximately $22 million.

For the first nine months of 2007, the Firm earned $23.7 million in merchant banking fund management & other revenues compared to $67.2 million in the first nine months of 2006, a decrease of 65%. The decrease was primarily due to lower realized and unrealized principal investment gains and related profit overrides, offset by greater interest income and higher asset management fees.

“Our portfolio of investments has held up well in what has clearly been a difficult period in credit markets generally and for many private equity firms in particular. This is a tribute to the diversity of our portfolio, our middle market focus and the fact that we typically employ far less leverage than many of our competitors. We are pleased with the development of our portfolio companies in the US and more recently in Europe, and we expect the current, more difficult financing environment to present us with attractive investment opportunities. Over time, we expect merchant banking to remain an important contributor to the Firm’s results,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2007 were $65.1 million, which compares to $35.5 million of total operating expenses for the third quarter of 2006. This represents an increase in total operating expenses of $29.6 million or 83%, which relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin was 46% in the third quarter of 2007 compared to 38% for the third quarter of 2006.

For the nine months ended September 30, 2007, total operating expenses were $169.5 million, which compares to total operating expenses of $126.8 million for the comparable period in 2006. The increase of $42.7 million or 34% relates principally to an increase in compensation expense and is described in more detail below. The pre-tax income margin for the nine months ended September 30, 2007 was 44% compared to 41% for the comparable period in 2006.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in millions, unaudited)
Employee Compensation & Benefits Expense	$54.9	$26.5	$139.6	$100.0
% of Revenues	46%	46%	46%	46%
Non-Compensation Expense	10.2	9.0	29.9	26.8
% of Revenues	9%	16%	10%	12%
Total Operating Expense	65.1	35.5	169.5	126.8
% of Revenues	55%	62%	56%	58%
Minority Interest in Net Income of Affiliates	(0.1)	0.1	0.0	1.8
Total Income Before Tax	54.3	22.1	133.9	89.3
Pre-tax Income Margin	46%	38%	44%	41%

“We again were able to keep growth in non-compensation expenses to a materially lower level than growth in revenues. In addition, our compensation ratio remains the lowest among our public peers, which is made possible by our high level of revenue generation per employee,” said John D. Liu, Chief Financial Officer.

Compensation and Benefits

Our employee compensation and benefits expense in the third quarter of 2007 was $54.9 million, as compared to $26.5 million for the third quarter of 2006. The ratio of compensation expense to revenues remained constant at 46%. The increase in compensation expense of $28.4 million or 107% is due to the higher level of revenues in the third quarter of 2007 as compared to the same period in the prior year. For the nine months ended September 30, 2007, our employee compensation and benefits expense was $139.6 million, which compares to $100.0 million of compensation and benefits expense for the nine months ended September 30, 2006. The increase of $39.6 million or 40% is due to the higher level of revenues in the first nine months of 2007 compared to the comparable period in 2006. For the nine months ended September 30, 2007 and 2006, the ratio of compensation expense to revenues remained constant at 46%.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.

Non-Compensation Expense

Our non-compensation expenses were $10.2 million in the third quarter of 2007, which compared to $9.0 million in the third quarter of 2006, representing an increase of 13%. The increase is principally related to higher interest expense related to greater short-term borrowings, greater travel and information service costs primarily attributable to the growth in personnel and business development activities, and higher occupancy and other costs associated with new office space.

For the first nine months of 2007 our non-compensation expenses were $29.9 million, which compared to $26.8 million in the first nine months of 2006, representing an increase of 12%. The increase is principally related to an increase in interest expense related to greater short-term borrowings, higher occupancy and other costs associated with new office space in London, Frankfurt, New York and Toronto, and greater travel and information service costs, offset in part by the absence of provisions for legal contingencies in 2007 as compared to the same period in 2006.

Non-compensation expenses as a percentage of revenues in the three months ended September 30, 2007 were 9% compared to 16% for the same period in the prior year. Non-compensation expenses as a percentage of revenues in the nine months ended September 30, 2007 were 10% compared to 12% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenue in the three and nine months ended September 30, 2007 as compared to the same periods in the prior year reflects a slightly higher amount of expenses spread over significantly higher revenue.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes

The provision for taxes in the third quarter of 2007 was $19.0 million, which reflects an effective tax rate of approximately 35%. This compares to a provision for taxes in the third quarter of 2006 of $7.9 million, which reflects an effective tax rate of approximately 36%. The increase in the provision for taxes results from higher pre-tax income in the period partially offset by a lower effective rate due to a greater proportion of our pre-tax income being earned in lower tax rate jurisdictions during the period.

For the nine months ended September 30, 2007, the provision for taxes was $47.2 million, which reflects an effective tax rate of approximately 35%. This compares to a provision for taxes for the six months ended September 30, 2006 of $33.7 million, which reflects an effective tax rate of approximately 38% for the period. The increase in the provision for taxes is primarily due to the higher pre-tax income in the period offset by a lower effective tax rate due to a greater proportion of our income being earned in lower tax rate jurisdictions during the period.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2007, our cash and short-term investment securities totaled $116.2 million, our investments totaled $105.3 million and we had $59.1 million in short-term debt.

We had total commitments (not reflected on our balance sheet) relating to future investments in GCP, GCPE, Greenhill SAVP and other merchant banking activities of $85.4 million as of September 30, 2007. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 871,817 shares of its common stock in open market purchases at an average price of $56.97 during the third quarter of 2007 and had remaining authorization to repurchase up to $37.8 million of common stock.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.38 per share to be paid on December 12, 2007 to common stockholders of record on November 28, 2007.

“Our business model has continued to generate cash such that we can maintain a strong balance sheet and at the same time both pay significant dividends and reduce our shares outstanding through share repurchases,” Mr. Liu commented.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt, Toronto and Dallas.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Financial advisory fees	$116,457,989	$47,604,625	$279,704,869	$150,725,168
Merchant banking revenue	1,753,447	9,193,646	19,809,972	65,034,995
Interest income	1,141,797	841,433	3,910,168	2,144,616
Total Revenues	119,353,233	57,639,704	303,425,009	217,904,779
Expenses
Employee compensation and benefits	54,947,307	26,471,823	139,563,036	100,048,222
Occupancy and equipment rental	2,595,479	2,418,701	7,082,509	6,668,940
Depreciation and amortization	1,059,673	856,806	3,097,971	2,049,631
Information services	1,384,237	1,103,871	3,947,424	3,270,223
Professional fees	1,097,623	990,890	2,982,554	2,644,360
Travel related expenses	1,247,777	1,112,856	4,990,595	3,773,733
Other operating expenses	1,952,826	2,381,949	5,751,867	8,122,577
Interest expense	834,664	147,225	2,081,156	263,280
Total Expenses	65,119,586	35,484,121	169,497,112	126,840,966
Income before Tax and Minority Interest	54,233,647	22,155,583	133,927,897	91,063,813
Minority interest in net income of affiliates	(97,433)	92,258	27,104	1,754,788
Income before Tax	54,331,080	22,063,325	133,900,793	89,309,025
Provision for taxes	19,028,934	7,895,499	47,150,536	33,653,275
Net Income	$35,302,146	$14,167,826	$86,750,257	$55,655,750
Average common shares outstanding:
Basic	28,069,522	29,468,127	28,847,401	29,575,097
Diluted	28,152,820	29,571,666	28,951,101	29,711,057
Earnings per share
Basic	$1.26	$0.48	$3.01	$1.88
Diluted	$1.25	$0.48	$3.00	$1.87